EXHIBIT 10.8

FORM OF
SECOND AMENDED AND RESTATED
CONTRIBUTION AGREEMENT

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SECOND AMENDED AND RESTATED CONTRIBUTION AGREEMENT
     This Second Amended and Restated Contribution Agreement is made and entered into as of March __, 2011 (this “Agreement”), by and among Schottenstein Realty Trust, Inc., a Maryland corporation and formerly known as 1492 Realty Trust, Inc. (the “Company”), which intends to qualify as a real estate investment trust (a “REIT”) for federal income tax purposes, Schottenstein Realty, LP, a Delaware limited partnership and formerly known as 1492 Realty, LP (the “OP”), and the contributing members set forth on the signature page hereto (each, a “Contributing Member” and, collectively, the “Contributing Members”).
RECITALS
     WHEREAS, the Company, the OP and the Contributing Members previously entered into that certain Contribution Agreement, dated as of August 26, 2010, as amended and restated by the Amended and Restated Contribution Agreement, dated as of September 27, 2010 (the “Original Agreement”);
     WHEREAS, the Company, the OP and the Contributing Members desire to enter into this Agreement in order to amend and restated the Original Agreement in its entirety upon the terms and conditions set forth in this Agreement;
     WHEREAS, the Contributing Members are holders of limited liability company, general or limited partnership interests in one or more of the limited liability companies or partnerships (the “Existing Entities”) which own or lease pursuant to a ground lease, directly or indirectly, the real properties set forth opposite each applicable Existing Entity on Exhibit A hereto (each, a “Property” and collectively, the “Properties”);
     WHEREAS, the limited liability company, general partner or limited partner interests in the Existing Entities held by the Contributing Members are referred to herein collectively as the “Contributing Member Interests;”
     WHEREAS, in conjunction with the formation transactions and the initial public offering of stock in the Company (the “IPO”), the Company desires to consolidate the ownership of the Contributing Member Interests into the OP in a consolidation transaction to be completed prior to or concurrently with the completion of the IPO, as a result of which the Contributing Members will have exchanged, through a series of assignment and assumption agreements, their Contributing Member Interests for units of limited partnership interests (the “OP Units”) to be issued by the OP to the Contributing Members (or, in certain limited cases, cash) (the “Consolidation Transactions”);
     WHEREAS, various assignment and assumption agreements (including this Agreement) (the “Assignment and Assumption Agreements”) pursuant to which all of the Contributing Member Interests in the Existing Entities held by the Contributing Members are to be acquired, directly or indirectly, by the Company or the OP as part of the Consolidation Transactions, will be executed to effectuate the Consolidation Transactions;

     WHEREAS, Exhibit A sets forth, among other things, (i) the identity of each Contributing Member, (ii) the names of the Existing Entities in which the Contributing Member holds interests, (iii) a description of the Contributing Member Interests and (iv) the number of OP Units due to such Contributing Member upon contribution of the Contributing Member Interests;
     WHEREAS, the Contributing Members understand that only Accredited Investors (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended) are eligible to receive OP Units in the Consolidation Transactions (the “Offered OP Units”) and if such Contributing Member is not an Accredited Investor, such Contributing Member will receive only cash as consideration for his, her or its Contributing Member Interests in an amount equal to the product of (i) the number of OP Units due to such Contributing Member and (ii) the IPO Price (as hereinafter defined) (the “Non-Accredited Investor Payment”);
     WHEREAS, it is intended for federal income tax purposes that the Consolidation Transactions be treated as a contribution of the equity interests in the Existing Entities to the OP in exchange for OP Units under Section 721 of the Code (as hereinafter defined) including, where applicable, pursuant to the “assets over” form of transaction set forth in Treasury Regulations Section 1.708-1(c)(3)(i);
     WHEREAS, the Contributing Members understand and acknowledge that, as of the date of this Agreement, neither the Company nor the OP knows the value of the OP Units that will be available for exchange for the Contributing Member Interests and the Contributing Members acknowledge and understand that the value of the OP Units to be issued to the Contributing Members will depend on the Company’s value in the pricing of the Company’s IPO;
     WHEREAS, by executing this Agreement, the Contributing Members (A) consent to the Consolidation Transactions and to the applicable Assignment and Assumption Agreements with respect to the Existing Entities in which such Contributing Member is a general partner, limited partner, member or stockholder, (B) waive any right they may have to elect to receive any cash or other consideration, respectively, under the organizational documents for any of the Existing Entities, and (C) irrevocably agree, upon satisfaction of the conditions in Sections 2.01 of this Agreement, to receive in exchange for such Contributing Member Interests (i) the Offered OP Units if the Contributing Member is an Accredited Investor or, (ii) if the Contributing Member is not an Accredited Investor, to accept the Non-Accredited Investor Payment or (iii) if, in certain limited circumstances set forth in Section 1.01(c), the Company or the OP determine to pay cash, to accept the Cash in Lieu Payment (as hereinafter defined); and
     WHEREAS, except as otherwise set forth in this Agreement, all necessary approvals have been obtained by the parties to this Agreement to consummate the transactions contemplated herein.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
CONTRIBUTION
     Section 1.01. Contribution and Subscription.
          (a) Contributing Members. By executing the signature page to this Agreement, subject to the terms and conditions hereof, (i) each Contributing Member, if an Accredited Investor, hereby agrees, in exchange for such Contributing Member’s Contributing Member Interests, to subscribe for and receive, and the OP agrees to issue, the Contributing Member’s portion of the Offered OP Units to such Contributing Member on the closing date of the IPO (the “Closing Date”) as set forth in Section 1.02, and (ii) each Contributing Member (A) consents to the Consolidation Transactions and to the applicable Assignment and Assumption Agreements with respect to the Existing Entities in which such Contributing Member holds a Contributing Member Interest, (B) waives any right such Contributing Member may have to elect to receive any cash or other consideration, respectively, under the organizational documents for any of the Existing Entities, and (C) irrevocably agrees, upon satisfaction of the conditions in Sections 2.01 of this Agreement, to receive in exchange for such Contributing Member Interests (1) the Offered OP Units or, (2) if the Contributing Member is not an Accredited Investor, to accept the Non-Accredited Investor Payment, or (3) if, in certain limited circumstances set forth in Section 1.01(c), the Company or the OP determine to pay cash, to accept the Cash in Lieu Payment (as hereinafter defined).
          (b) Reallocation of Interests. Exhibit A sets forth, among other things, (i) the identity of each Contributing Member, (ii) the names of the Existing Entities in which the Contributing Member holds interests, and (iii) a description of the Contributing Member Interests. The Company reserves the right, by written notice to a Contributing Member, to require such Contributing Member and the Existing Entities, to reallocate one or more Contributing Member Interests slated for acquisition under the Assignment and Assumption Agreements, such that the Existing Entity in which such Contributing Member Interests are held will be instead acquired by the Company, the OP or any subsidiary thereof. The Company shall exercise such right only if in its reasonable judgment such reallocation is necessary to protect the status of the Company as a REIT for federal income tax purposes or the tax deferred nature of the transactions contemplated by this Agreement. The parties agree that any such reallocation of an Interest shall not change the total number of Offered OP Units to be received by the Contributing Members under this Agreement and the Assignment and Assumption Agreements.
          (c) Circumstances for Payment of Cash Consideration. Notwithstanding anything to the contrary contained in this Agreement, if necessary to permit compliance with securities laws or to protect the status of the Company as a REIT for federal income tax purposes, to comply with a court order or upon mutual agreement with a Contributing Member, the Company or the OP may determine to pay cash in lieu of OP Units in exchange for a Contributing Member Interest. Upon such determination, such Contributing Member will receive only cash as consideration for his, her or its Contributing Member Interests in an amount equal to the product of (i) the number of OP Units that would have been due to such Contributing Member if such Contributing Member were receiving OP Units and no Cash Payment, and (ii)

the IPO Price (as hereinafter defined) (the “Cash in Lieu Payment” and, together with the Non-Accredited Investor Payment, the “Cash Payments”).
     Section 1.02. Consideration.
          (a) Under and subject to the terms and conditions of the respective Transaction Documents, each Contributing Member is hereby irrevocably bound to accept and entitled to receive upon consummation of the Consolidation Transactions: (i) the number of OP Units set forth opposite such Contributing Members name on Exhibit A or, (ii) in the case of a Contributing Member that is not an Accredited Investor, the Non-Accredited Investor Payment, or (iii) in the case of a determination by the Company or the OP to pay cash to a Contributing Member as provided in Section 1.01(c), the Cash in Lieu Payment (in aggregate, the “Consideration”). No fractional OP Units shall be issued pursuant to this Agreement. If aggregating all OP Units that a Contributing Member would otherwise be entitled to receive as a result of any of the Consolidation Transactions would require the issuance of a fractional OP Unit, in lieu of such fractional OP Unit, the Contributing Member shall be entitled to receive an amount in cash determined by multiplying the fraction of an OP Unit to which such Contributing Member would otherwise have been entitled, by the IPO Price. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional OP Unit.
          (b) Receipt of Consideration is expressly conditioned upon receipt of the Transaction Documents duly executed and fully completed.
          (c) The Company and the OP, in their sole and absolute discretion, may determine to proportionately increase the number of OP Units each Contributing Member may receive. Such determination must be made prior to the commencement of the marketing of the IPO, through a preliminary prospectus.
     Section 1.03. Further Action. If, at any time after the Closing Date, the Company shall determine or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Company, the OP or any subsidiary thereof the right, title or interest in or to the Contributing Member Interests exchanged by a Contributing Member, each Contributing Member shall execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in the Contributing Member Interests or otherwise to carry out this Agreement; provided, that such Contributing Member shall not be obligated to take any action or execute any document if the additional actions or documents impose additional liabilities, obligations, covenants, responsibilities, representations or warranties on such Contributing Member that are not contemplated by this Agreement.
     Section 1.04. Transaction Costs. If the Closing occurs, the Company and the OP shall be solely responsible for all transaction costs and expenses of the Company, the OP and the Existing Entities in connection with the Consolidation Transactions and the IPO, which include, but are not limited to, the underwriting discounts and commissions, and transfer Taxes, if any. If the Closing does not occur, Section 2.07 shall govern.

     Section 1.05. Pre-Closing Distributions. On or prior to the Closing Date, each Existing Entity may assign and transfer all of its right, title and interest in and to its cash and other current assets in excess of its liabilities (excluding amounts on deposit with lenders for escrow accounts, prepaid rent, prepaid management fees or other prepaid income streams, prepaid expense reimbursements, accrued employee benefits, future lease obligations, security deposits and amounts otherwise reserved) to the Contributing Members (and/or any other Person (as hereinafter defined) designated by a Contributing Member) in the ordinary course of business consistent with past practice and in accordance with the provisions of the applicable organizational document of each such applicable Existing Entity (such assets being referred to as the “Excluded Assets”); provided, however, that other than the distributions by the Existing Entities contemplated by the Consolidation Transactions, the Existing Entities have not since December 31, 2010 taken, and shall not take, any action not in the ordinary course of business consistent with past practice to increase current assets or reduce current liabilities, including by increasing long-term liabilities, decreasing long-term assets, changing reserves or otherwise. The OP agrees and acknowledges that none of the Excluded Assets, nor any right, title or interest of the Existing Entities or the Contributing Members therein, shall be deemed to constitute a part of any Existing Entity’s assets and liabilities, and that such assets and liabilities will not be owned or retained by any Existing Entity at the Closing Date. The OP agrees and acknowledges that the Existing Entities may transfer or distribute the Excluded Assets at any time and from time to time prior to the Closing Date in the ordinary course of business consistent with past practice, and no such transfer or distribution shall be deemed to violate or breach any provision under this Agreement or any other documents contemplated hereby.
     Section 1.06. Adjusted Consideration. The OP reserves the right not to acquire any Contributing Member Interest, directly or indirectly, if in good faith the OP determines that the ownership of such Contributing Member Interest would be inappropriate for the OP. Each Contributing Member hereby agrees that, in such event, such Contributing Member’s Total Consideration (as hereinafter defined) may be reduced by the amount and type of Consideration allocated to such Contributing Member Interest without any further action or consent by such Contributing Member.
     Section 1.07. Allocation of Total Consideration. The Consideration paid to each Contributing Member shall be allocated for Tax purposes among the Contributing Members in the same relative proportion as the Consideration is allocated among the Contributing Members. The Company, the OP and such Contributing Member agree to (i) be bound by the allocation, (ii) act in accordance with the allocation in the preparation of financial statements and filing of all Tax Returns and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) take no position and cause their affiliates to take no position inconsistent with the allocation for income Tax purposes.
     Section 1.08. Tax Treatment of Consolidation Transactions. The contributions, transfers, conveyances, assignments and deliveries pursuant to the Consolidation Transactions in which the Consideration is OP Units shall be treated as contributions of property to the OP in exchange for OP Units under Section 721(a) of the Code.

ARTICLE II
CLOSING
     Section 2.01. Conditions Precedent.
          (a) Condition to Each Party’s Obligations. The respective obligation of each party to effect the actions contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date is subject to the satisfaction or waiver by all parties hereto of the following conditions:
               (i) Registration Statement. The initial registration statement of the Company for the IPO (the “Registration Statement”) shall have become effective under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”) and shall not be the subject of any stop order or proceedings by the Securities and Exchange Commission (“SEC”) seeking a stop order. This condition may not be waived by any party.
               (ii) IPO Proceeds. The Company shall have received the gross proceeds from the IPO. This condition may not be waived by any party.
               (iii) No Injunction. No Governmental Authority (as hereinafter defined) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and that has not been discharged and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement (which condition may not be waived by any party) nor shall any of the same brought by a Governmental Authority of competent jurisdiction that has not been discharged be pending that seeks the foregoing.
               (iv) Consolidation Transactions. The Consolidation Transactions (other than with respect to Contributing Member Interests which are excluded pursuant to Section 1.06, in each case such Contributing Member Interests will not be contributed pursuant to this Agreement) shall have been consummated not later than the Closing Date. This condition may not be waived by any party.
          (b) Conditions to Obligations of the Company and the OP. The obligations of the OP and the Company to effect the actions contemplated by this Agreement are further subject to satisfaction of the following conditions (any of which may be waived by the OP or the Company in whole or in part in their sole and absolute discretion):
               (i) Representations and Warranties. Except as would not have a Material Adverse Effect (as hereinafter defined), the representations and warranties of each Contributing Member contained in this Agreement shall be true and correct as of the date of this Agreement and at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

               (ii) Performance by the Contributing Members. Each Contributing Member shall have performed all obligations to be performed by it on or prior to the Closing Date including, without limitation, the execution and delivery to the OP of the documents required to be delivered by each Contributing Member pursuant to Section 2.04, and shall have not materially breached any covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
               (iii) Consents and Approvals. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for each Contributing Member to consummate the transactions contemplated hereby shall have been obtained, except for those consents and approvals, the absence of which would not have a Material Adverse Effect on the ability of such Contributing Member to consummate the transactions contemplated by this Agreement.
               (iv) No Material Adverse Change. There shall have not occurred between the date hereof and the Closing Date any change in any of the assets, business, financial condition, results of operation or prospects of the Existing Entities that would have a Material Adverse Effect.
               (v) Bankruptcy. There shall not have been a bankruptcy or similar insolvency proceeding with respect to an Existing Entity; provided that the Company and the OP shall have the right to elect to proceed with the Consolidation Transaction with respect to all Existing Entities that are not the subject of such proceeding.
               (vi) Approval. The Board of Directors of the Company shall have approved the IPO Price in its sole discretion.
          (c) Conditions to Obligations of the Contributing Members. The obligation of each Contributing Member to effect the actions contemplated by this Agreement are further subject to satisfaction of the following conditions:
               (i) Representations and Warranties. Except as would not have a Material Adverse Effect, the representations and warranties of the Company and the OP contained in this Agreement shall be true and correct on the date hereof and at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).
               (ii) Performance by the Company and the OP. Each of the Company and the OP shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
               (iii) Registration Rights Agreement. The Company and the OP shall have entered into a customary registration rights agreement with each Person holding OP Units after consummation of the IPO and after distributions have been made by the Contributing Members to their direct or indirect equityholders (the “Registration Rights Agreement”). This condition may not be waived by any party.

     Section 2.02. Time and Place. Unless this Agreement shall have been terminated pursuant to Section 2.06 hereof, and subject to satisfaction or waiver of the conditions in Section 2.01 hereof, the closing of the Consolidation Transactions contemplated by Section 1.01 and the other transactions contemplated hereby shall occur on the Closing Date. The closing shall take place at the offices of the Company, 4300 East Fifth Avenue, Columbus, Ohio 43219, or such other place as determined by the Company in its sole and absolute discretion. The Consolidation Transactions described in Section 1.01 hereof and all closing deliveries shall be deemed concurrent for all purposes.
     Section 2.03. Delivery of OP Units. The issuance of the OP Units shall be evidenced by an amendment to the Agreement of Limited Partnership of the OP (the “the OP Agreement”). On the Closing Date (or as soon as reasonably practicable thereafter), the OP shall deliver or cause to be delivered to each Contributing Member that receives OP Units as consideration for the Consolidation Transactions an executed copy of such amendment.
     Section 2.04. Closing Deliveries. On the Closing Date, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered the legal documents and other items necessary to carry out the intention of this Agreement, which shall include, without limitation, the following:
          (a) a Registration Rights Agreement substantially in the form attached hereto as Exhibit B,
          (b) a Tax Protection Agreement substantially in the form attached hereto as Exhibit C,
          (c) a Lock-Up Agreement for a period of up to one year in the form requested by the underwriters of the IPO and customary for initial public offerings,
          (d) Assignment and Assumption Agreements substantially in the form attached hereto as Exhibit D,
          (e) for each Contributing Member receiving OP Units, the OP Agreement (including any amendments thereto approved by the partners in accordance with the terms of such agreement)
          (f) all title insurance policies, leases, lease files, letters of credit, contracts, stock certificates, original promissory notes held by an Existing Entity and other indicia of ownership with respect to each Existing Entity that are in the Contributing Member’s possession or that can be obtained through reasonable efforts in the Contributing Member’s capacity as indirect owner of any Existing Entity shall be delivered or made available to the Company;
          (g) a certificate from each Contributing Member affirming that the representations and warranties made by the Contributing Member pursuant to this Agreement remain true and correct in all material respects as of the Closing Date;
          (h) if requested by the Company, certified copies of all organizational documents for the Contributing Member, together with certified copies of all appropriate limited liability company or limited partnership actions authorizing the execution, delivery and performance by the Contributing Member of this Agreement, any related documents and the Transaction Documents;
          (i) evidence reasonably satisfactory to the Company that the lender of any borrowed money secured by a mortgage or deed of trust disclosed in the Title Reports, other than those lenders whose loans are being repaid before or immediately after the Closing, has consented to the transaction as required by any loan document, deed of trust, mortgage or other evidence of indebtedness related to any Property; and
          (j) any other documents related to the consummation of the Consolidation Transactions, any reallocation of Contributing Member Interests as described in Section 1.01(b) above or any of the other transactions contemplated by this Agreement as may be deemed by the Company in its sole and absolute discretion to be necessary or desirable to effectuate the Consolidation Transactions, the IPO, and the other transactions described herein.
Such agreements and instruments together with this Agreement are collectively referred to in this Agreement as the “Transaction Documents.”
     Section 2.05. Closing Costs. The Company and the OP shall pay any documentary transfer Taxes, escrow charges, title charges and recording Taxes or fees incurred in connection with the transactions contemplated hereby.
     Section 2.06. Term of the Agreement. This Agreement shall terminate automatically if the Contribution Transactions shall not have been consummated on or prior to June 30, 2011 (such date is hereinafter referred to as the “Outside Date”).
     Section 2.07. Effect of Termination. In the event of the termination of this Agreement for any reason, all obligations on the part of the OP, the Company and the Contributing Members under this Agreement shall terminate, except that the obligations set forth in this Section 2.07 shall survive; it being understood and agreed, however, that if this Agreement is terminated because one or more of the conditions to a non-breaching party’s obligations under this Agreement is not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Transaction Documents, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired. If this Agreement shall terminate for any reason prior to completion of the Consolidation Transactions, the Existing Entities shall bear all transaction costs and expenses related thereto proportionately.
     Section 2.08. Tax Withholding. The OP shall be entitled to deduct and withhold, from the Consideration payable pursuant to this Agreement to any Contributing Member, such amounts as the OP is required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld by the OP, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Contributing Member in respect of which such deduction and withholding was made by the OP.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND
INDEMNITIES OF THE COMPANY AND THE OP
     The Company and the OP hereby represent and warrant to and covenant with each Contributing Member as follows:
     Section 3.01. Organization; Authority.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. The Company has all requisite power and authority to enter this Agreement and the other Transaction Documents and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.
          (b) Each Subsidiary of the Company (each a “Company Subsidiary”) has been duly organized or formed and is validly existing under the laws of its jurisdiction of organization or formation, as applicable, has all power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.
          (c) The OP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The OP has all requisite power and authority to enter this Agreement and the other Transaction Documents and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.
     Section 3.02. Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the OP have been duly and validly authorized by all necessary action of the Company and the OP. This Agreement, the other Transaction Documents and each agreement, document and instrument executed and delivered by or on behalf of the Company or the OP pursuant to this Agreement or the other Transaction Documents constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company or the OP, as the case may be, each enforceable against the Company or the OP, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

     Section 3.03. Consents and Approvals. Except in connection with the IPO and the consummation of the Consolidation Transactions, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Company or the OP in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a Material Adverse Effect.
     Section 3.04. No Violation. None of the execution, delivery or performance of this Agreement, the other Transaction Documents, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under (a) the organizational documents of the Company or the OP, (b) any term or provision of any judgment, order, writ, injunction. or decree binding on the Company or the OP, or (c) any other agreement to which the Company or the OP is a party thereto, except, in the case of clause (b) and (c) any such breaches or defaults that would not have a Material Adverse Effect.
     Section 3.05. Validity of OP Units. The OP Units to be issued to each Contributing Member, as applicable, pursuant to this Agreement will have been duly authorized by the OP and, when issued against the consideration therefor, will be validly issued by the OP and free and clear of all Liens created by the Company or the OP (other than Liens created by the the OP Agreement or the Articles of Amendment and Restatement of the Company (the “Charter”)).
     Section 3.06. Litigation. There is no action, suit or proceeding pending or, to the Company’s or the OP’s knowledge, threatened against the Company or the OP or any Company Subsidiaries which, if adversely determined, would have a Material Adverse Effect or which challenges or impairs the ability of the Company or the OP to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.
     Section 3.07. Limited Activities. Except for activities in connection with the IPO or the Consolidation Transactions, none of the Company, the Company Subsidiaries and the OP has engaged in any material business or incurred any material obligations.
     Section 3.08. REIT Status. The Company will seek to qualify for federal income tax purposes as a REIT under the Code beginning with the Company’s taxable year ending December 31, 2011, and the Company is organized and operates in a manner that will enable it to qualify as a REIT under the Code.
     Section 3.09. Tax Status of the OP The OP has at all times during its existence been properly treated as a partnership and not as an association or publicly traded partnership taxable as a corporation for federal income Tax purposes, and, except as otherwise set forth in the provision at the end of this sentence, each Subsidiary of the OP has at all times during its existence been properly treated as either a “disregarded entity” or a partnership and not as a publicly traded partnership taxable as a corporation for federal income Tax purposes or as an association taxable as a corporation; provided, however, that notwithstanding the foregoing, each subsidiary listed on Exhibit E is taxable as a corporation and the Company intends to make a “taxable REIT subsidiary” election with respect to each such entity effective as of the Closing.
     Section 3.10. Continuing Efforts. Subject to the terms and conditions herein provided, the Company and the OP covenant and agree to use their reasonable commercial efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper and/or appropriate to consummate and make effective the transactions contemplated by this Agreement.
     Section 3.11. No Brokers or Finders. The Company and the OP have not entered into any agreement and are not otherwise liable or responsible to pay any brokers’ or finders’ fees or expenses to any Person or similar agent or firm with respect to this Agreement or the purchase and issuance of any Offered OP Units contemplated hereby.
     Section 3.12. No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article III, the Company and the OP shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.
     Section 3.13. Indemnification.
          (a) From and after the Closing Date, the Company and the OP shall indemnify and hold harmless each Contributing Member and his, her or its Affiliates (each of which is a “Contributing Member Indemnified Party”) from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds and costs of collection (collectively, “Losses”) arising out of, relating to or in connection with (i) any breach of a representation, warranty or covenant of the Company or the OP contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other document delivered by the Company or the OP pursuant to this Agreement, and (ii) any Existing Entity’s operation of its business or the ownership or operation of its assets after the Closing Date; provided, however, that the Company and the OP shall not have any obligation under this Section to indemnify any Contributing Member Indemnified Party against any Losses arising out of, relating to or in connection with (1) any diminution in value of the shares of Common Stock or OP Units, (2) any Contributing Member’s breach of a representation, warranty or covenant contained in this Agreement, in any Contributing Members’ or Existing Entities’ organizational documents or in any schedule, exhibit, certificate or affidavit or any other document delivered by the Contributing Members pursuant to this Agreement (as if each such representation, warranty and covenant were in full force and effect and without regard to any qualification therein as to “material,” “materiality,” “Material Adverse Effect” or words of similar import or effect), (3) any Contributing Member’s gross negligence, willful misconduct or fraud, or (4) any Existing Entity’s operation of its business or the ownership or operation of its assets on or before the Closing Date.
          (b) At the time when any Contributing Member Indemnified Party learns of any potential claim under this Section 3.11 (a “Claim”) against the Company or the OP, it shall promptly give written notice (a “Claim Notice”) to the Company or the OP; provided, that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Company or the OP shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to such Contributing Member Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, such Contributing Member Indemnified Party shall deliver to the Company or the OP, promptly after such Contributing Member Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Contributing Member Indemnified Party relating to a Third Party Claim (as hereinafter defined). Any Contributing Member Indemnified Party may at its option demand indemnity under this Section 3.11 as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as such Contributing Member Indemnified Party shall in good faith determine that such claim is not frivolous and that such Contributing Member Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof, with payments under this Section 3.11(b) being required to be made upon receipt by the Company and the OP of proof of the Contributing Member Indemnified Party’s obligation to pay such Loss and an undertaking by such Contributing Member Indemnified Party to repay any such amount to the Company or the OP if, when, and to the extent it is determined that such Contributing Member Indemnified Party was not entitled to such indemnity payments under this Section 3.11(b).
          (c) The Company and the OP shall be entitled, at their own expense, to assume and control the defense of any Claims based on claims asserted by third parties (“Third Party Claims”), through counsel chosen by the Company or the OP and reasonably acceptable to such Contributing Member Indemnified Party (or any Person authorized by such Contributing Member Indemnified Party to act on its behalf), if it gives written notice of its intention to do so to such Contributing Member Indemnified Party within thirty (30) days after the receipt of the applicable Claim Notice; provided, however, that such Contributing Member Indemnified Party may at all times participate in such defense at its expense. Without limiting the foregoing, if the Company or the OP exercises the right to undertake any such defense against a Third Party Claim, such Contributing Member Indemnified Party shall cooperate with the Company or the OP in such defense and make available to the Company or the OP (unless prohibited by Law), at the Company or the OP’s expense, all witnesses, pertinent records, materials and information in such Contributing Member Indemnified Party’s possession or under such Contributing Member Indemnified Party’s control relating thereto as is reasonably required by the Company or the OP. No compromise or settlement of such Third Party Claim may be effected by either such Contributing Member Indemnified Party, on the one hand, or the Company or the OP, on the other hand, without the other’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (ii) each Contributing Member Indemnified Party that is party to such claim is released from all liability with respect to such claim.
          (d) All representations, warranties and covenants of the Company and the OP contained in this Agreement shall survive after the effective time of the transactions contemplated in Transaction Documents until the first anniversary of the Closing Date; provided, that the representations and warranties set forth in Sections 3.01 (Organization; Authority), 3.02 (Due Authorization) and 3.05 (Validity of OP Units) and the covenants to be performed after the Closing shall survive until twelve (12) months after the expiration of any lockup with respect to the OP Units (the “Expiration Date”). If written notice of a claim in accordance with the provisions of this Section 3.11 has been given prior to the Expiration Date, then the relevant representation, warranty and covenant shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived. In furtherance of the foregoing, each Contributing Member hereby waives, as of the Closing Date, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other parties hereto arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Section 3.11. The foregoing sentence shall not limit a Contributing Member’s right to specific performance or injunctive relief in connection with the breach by the Company or the OP of its covenants in this Agreement.
          (e) To the fullest extent permitted by law, all indemnity payments made hereunder shall be treated as adjustments to the Consideration paid hereunder for federal income tax purposes.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE CONTRIBUTING MEMBERS
     Each Contributing Member, severally, hereby represents, warrants to the Company and the OP and agrees with the Company and the OP that as of the date hereof and as of the Closing Date:
     Section 4.01. Organization; Authority. As of the Closing Date, each Contributing Member and Existing Entity shall have been duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Contributing Member has all requisite power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect. Such Contributing Member has all requisite power and authority to enter this Agreement and the other Transaction Documents and to carry out the transactions contemplated hereby and thereby.
     Section 4.02. Due Authorization and Enforceability. If such Contributing Member is a Person other than an individual, the execution, delivery and performance of this Agreement and the other Transaction Documents by such Contributing Member has been duly and validly authorized by all necessary action required of such Contributing Member. This Agreement, the other Transaction Documents and each agreement, document and instrument executed and delivered by or on behalf of such Contributing Member pursuant to this Agreement or the other Transaction Documents constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Contributing Member, each enforceable against such Contributing Member in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

     Section 4.03. Ownership of Interest. Such Contributing Member is the sole record owner of the Contributing Member Interests owned by it as set forth on Exhibit A and has good and valid title to such Contributing Member Interests and has the power and authority to transfer, sell, assign and convey to the OP such Contributing Member Interests, free and clear of any Liens. Upon delivery of the Consideration for such Contributing Member Interests as provided herein, the OP will acquire good and valid title thereto, free and clear of any Liens. Exhibit A sets forth the entire outstanding equity and distribution, profits or similar interest in the Existing Entities. The Existing Entities have no Subsidiaries. The Contributing Member Interests represent all of the issued and outstanding interests in the Existing Entities owned by the Contributing Members. Except as provided for or contemplated by this Agreement or the other applicable Transaction Documents, there are no rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (i) relating to the Contributing Member Interests owned by such Contributing Member or (ii) to purchase, transfer or to otherwise acquire, or to in any way encumber, any of the interests which comprise such Contributing Member Interests or any securities or obligations of any kind convertible into any of the interests which comprise such Contributing Member Interests, or other equity interests or profit participation of any kind in the Existing Entities. All of the issued and outstanding Contributing Member Interests have been duly authorized and are validly issued, fully paid and not issued in violation of any preemptive rights.
     Section 4.04. Consents and Approvals. Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, certificate or permit of, or filing or registration with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by such Contributing Member or the Existing Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a Material Adverse Effect.
     Section 4.05. No Violation. None of the execution, delivery or performance of this Agreement, the other Transaction Documents, any agreement contemplated hereby or thereby between the parties to this Agreement and the transactions contemplated hereby or thereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents, if any, of such Contributing Member, (B) any agreement, document or instrument to which such Contributing Member or Existing Entity is a party or by which such Contributing Member, Existing Entity or Contributing Member Interests is bound or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on such Contributing Member or Existing Entity (or their assets or properties), except, in the case of clause (B) and (C) any such breaches or defaults that would not have a Material Adverse Effect.
     Section 4.06. Non-Foreign Person. Each Contributing Member is a United States person (as defined in Section 7701(a)(30) of the Code) and is not a foreign person pursuant to Section 1445(b)(2) of the Code and is, therefore, not subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons.

     Section 4.07. Absence of Undisclosed Liabilities. Except as disclosed in the Registration Statement, no Existing Entity has incurred any indebtedness related to any of the Properties owned by such Existing Entity except in each instance for trade payables which are no more than sixty (60) days past due and other customary and ordinary expenses in the ordinary course of business. The representations and warranties of the Contributing Members and all disclosure schedules and certificates delivered by or on behalf of the Contributing Members pursuant to this Agreement fully and fairly state in all material respects the matters with which they purport to deal and do not misstate a material fact or omit to state a material fact necessary to make the statements therein not misleading. As of its effective date and as of the Closing Date, the Registration Statement will not include any untrue statement of a material fact regarding the Existing Entities and the Properties or omit to state any material fact required to be stated therein or necessary to make the statements therein with respect to the Existing Entities and the Properties not misleading.
     Section 4.08. Solvency. Such Contributing Member has been and will be solvent at all times prior to and for the ninety (90) day period following the transfer of its Contributing Member Interests to the OP or the Company, as applicable.
     Section 4.09. Litigation. There is no action, suit or proceeding pending or, to such Contributing Member’s knowledge, threatened against such Contributing Member, the Existing Entities or any of their Properties or other assets affecting all or any portion of the Contributing Member Interests or any of their Properties or their other assets or such Contributing Member’s ability to consummate the transactions contemplated hereby which, if adversely determined, would reasonably be expected to adversely affect the Contributing Member’s ability to so consummate the transactions contemplated hereby. There are no outstanding orders, writs, injunctions or decrees of any Governmental Authority against or affecting such Contributing Member, Existing Entity or any Property, or all or any portion of the Contributing Member Interests, which in any such case would impair the Contributing Member’s ability to enter into and perform all of its obligations under this Agreement or have a Material Adverse Effect.
     Section 4.10. Investment. Such Contributing Member acknowledges that the offering and issuance of the OP Units to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the Company’s and the OP’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Contributing Members contained herein. In furtherance thereof, such Contributing Member represents and warrants to the Company and the OP as follows:
          (a) Each Contributing Member is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act) (each, an “Accredited Investor”). Such Contributing Member will, upon request, execute and/or deliver any additional documents deemed by the Company to be necessary or desirable to confirm such Contributing Member’s Accredited Investor status.
          (b) Such Contributing Member is acquiring the OP Units solely for his, her or its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of the securities Laws.

          (c) Such Contributing Member is knowledgeable, sophisticated and experienced in business and financial matters and such Contributing Member fully understands the limitations on transfer imposed by the federal securities Laws. Such Contributing Member has received and carefully reviewed this Agreement as well as all information and documents about or pertaining to the Company and the OP and the business and prospects of the Company and the OP and the issuance of the OP Units, as such Contributing Member deems necessary or desirable, and has been given the opportunity to obtain, and has obtained, any additional information or documents and to ask questions and receive answers about such information and documents, the Company and the OP and the business and prospects of the Company and the OP which such Contributing Member deems necessary or desirable to evaluate the merits and risks related to its investment in the OP Units and such Contributing Member understands and has taken cognizance of all risk factor related to the purchase of the OP Units. Such Contributing Member is relying upon its own independent analysis and assessment (including with respect to Taxes), and the advice of such Contributing Member’s advisors (including legal and Tax advisors), and not upon that of the Company or the OP or any of the Company’s or the OP’s Affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated hereby.
          (d) Such Contributing Member acknowledges that the OP Units have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or an exemption from registration is available.
          (e) Such Contributing Member represents and warrants that such Contributing Member has such knowledge and experience in financial and business matters such that such Contributing Member is capable of evaluating the merits and risks of making a subscription for the Offered OP Units, and that such Contributing Member has evaluated the risks of investing in the Offered OP Units and has determined that they are a suitable investment for such Contributing Member. Such Contributing Member represents and warrants that such Contributing Member understands that an investment in the Offered OP Units is a speculative investment that involves very significant risks and Tax uncertainties and that such Contributing Member is prepared to bear the economic, Tax and other risks of an investment in the Offered OP Units for an indefinite period of time, and is able to withstand a total loss of such Contributing Member’s investment in the Offered OP Units.
          (f) Each Contributing Member acknowledges that it has been advised that (i) the OP Units will not redeemable or exchangeable for shares of Common Stock for one year after the Closing Date, (ii) the OP Units issued pursuant to this Agreement, and any Common Stock issued in exchange for, or in respect of a redemption of, the OP Units, are “restricted securities” under applicable federal securities laws and may be disposed of only pursuant to an effective registration statement or an exemption from registration under applicable federal securities laws and such Contributing Member understands that the OP has no obligation or intention to register any OP Units or underlying Common Stock, except to the extent set forth in the Registration Rights Agreement; accordingly, such Contributing Member may have to bear indefinitely the economic risks of an investment in such OP Units, (iii) a restrictive legend in the form hereafter set forth shall be placed on each certificate (each an “OP Unit Certificate”) representing the OP Units (and any certificates representing Common Stock for which OP Units may, in certain circumstances, be exchanged or redeemed), and (iv) a notation shall be made in the appropriate records of the OP indicating that the OP Units (and any Common Stock for which OP Units may, in certain circumstances, be exchanged or redeemed) and are subject to restrictions on transfer.
          (g) Each OP Unit Certificate, if any, issued pursuant to this Agreement (and any certificates representing Common Stock for which OP Units may, in certain circumstances, be exchanged or redeemed), unless registered in accordance with applicable U.S. securities laws, shall bear the following legend:
          THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS, EXCEPT IN LIMITED CIRCUMSTANCES, THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.
          (h) In addition to the foregoing legend, each certificate (if any) representing any Common Stock for which OP Units may, in certain circumstances, be exchanged or redeemed shall also bear a legend which generally provides the following:
          (i) THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE, AMONG OTHERS, OF THE COMPANY’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE COMPANY’S CHARTER, (I) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE COMPANY’S COMMON STOCK IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF SHARES) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE COMPANY IN EXCESS OF 9.8% OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE COMPANY, UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN CAPITAL STOCK THAT WOULD RESULT IN THE COMPANY BEING “CLOSELY HELD” UNDER SECTION 856(H) OF THE CODE OR OTHERWISE CAUSE THE COMPANY TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE COMPANY BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY

OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE COMPANY. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP SET FORTH IN (I) THROUGH (III) ABOVE ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE COMPANY MAY TAKE OTHER ACTIONS, INCLUDING REDEEMING SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE AND ABSOLUTE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE COMPANY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE COMPANY ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.
     Section 4.11. Continuing Efforts. Subject to the terms and conditions herein provided, such Contributing Member covenants and agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper and/or appropriate to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all consents, waivers, approvals and authorizations of all Persons and Governmental Authorities required to effect the transactions contemplated by this Agreement, including the Consolidation Transactions.
     Section 4.12. No Brokers or Finders. Neither the Contributing Member nor, to its knowledge, any of its officers, directors managers, trustees or employees, to the extent applicable, has entered into any agreement and is not otherwise liable or responsible to pay any brokers’ or finders’ fees or expenses to any Person, agent or firm with respect to this Agreement or the purchase and issuance of any Offered OP Units contemplated hereby, except for any such Person, agent or firm, the fees and expenses for which such Contributing Member shall be solely responsible for and pay.
     Section 4.13. No Claims. Each Contributing Member represents and warrants that it does not have any claims against any Existing Entity or any of their respective members, managers, managing members, officers, directors or agents for breach of fiduciary obligations, breach of the terms of applicable organizational documents, or fraud, self-dealing or any other similar cause of action.
     Section 4.14. FINRA Affiliations. Neither such Contributing Member nor any affiliate of such Contributing Member is a member, affiliate of a member or person associated with a member of FINRA. Neither such Contributing Member nor any of its affiliates owns any stock or other securities of a FINRA member not purchased in the open market or have made any outstanding subordinated loans to a FINRA member. A company or natural person is presumed to control a member of FINRA and is therefore presumed to constitute an affiliate of such member if the company or person is the beneficial owner of 10% or more of the outstanding securities of a member which is a corporation. Additionally, a natural person is presumed to control a member of FINRA and is therefore presumed to constitute an affiliate of such a member if such person has the power to direct or cause the direction of the management or policies of such member.
     Section 4.15. Title; Compliance with Laws. Each Existing Entity owns (1) fee title to the Property or Properties set forth opposite such Existing Entity and identified as owned on Exhibit A hereto and (2) the leasehold estate in the Property or Properties set forth opposite such Existing Entity and identified as leased on Exhibit A hereto, in each case free and clear of all Liens (A) other than as set forth in the Title Reports and (B) except for such Liens which otherwise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in the Registration Statement, the Existing Entities have conducted their businesses, and the Properties have been maintained, in compliance with all applicable laws, ordinances, rules, regulations, codes, orders and statutes (including, without limitation, those currently relating to fire and safety, conservation, parking, Americans with Disabilities Act, zoning and building laws) whether federal, state or local, foreign, statutory or common, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
     Section 4.16. Taxes. Each Contributing Member makes the following representations with respect to each Existing Entity:
          (a) (i) All Tax Returns required to be filed by, on behalf of, or with respect to, the Existing Entities have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings) other than in such jurisdictions where the failure to so file would not have a Material Adverse Effect, and all such Tax Returns were true, complete and correct in all material respects; (B) all material Taxes due and payable by, on behalf of, or with respect to the Existing Entities, either directly or otherwise, have been fully and timely paid, except (1) to the extent adequately reserved for in accordance with generally accepted accounting principles consistently applied on the balance sheet of such Existing Entity (or other applicable entity), and adequate reserves or accruals for Taxes have been provided in the balance sheet of such Existing Entity (or other applicable entity) with respect to any period through the date hereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing and (2) with respect to real estate Taxes and assessments for the Properties that are paid directly by the tenants under the Leases and pursuant to such Leases, as to which the Contributing Member has no knowledge of any tenant’s material failure to pay such Taxes and Contributing Member covenants to use commercially reasonable efforts to enforce the provisions of such Leases with respect to the payment of such Taxes; (C) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations) has been executed or filed with any taxing authority by or on behalf of the Existing Entities other than such agreement, waiver or other document or arrangement which would not have a Material Adverse Effect, and (D) each Existing Entity is, and at all times during its existence has been, a limited liability company or limited partnership that is taxable as a partnership or treated as “disregarded entity” for federal income Tax purposes (rather than being taxable as an association or a publicly-traded partnership taxable as a corporation ).
          (b) Each Existing Entity has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employees’ salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.
          (c) Each Existing Entity has made available to the Company, its agents and underwriters complete copies of (i) any audit report, revenue agent report or other written assertions issued within the last three years relating to any material Taxes due from or with respect to such Existing Entity with respect to its income, assets or operations, (ii) all Tax Returns filed by or on behalf of the Existing Entities for all periods for which the applicable statute of limitations has yet to lapse and (iii) all Tax rulings, requests for rulings, or closing agreements specifically relating to the Existing Entities.
          (d) No claim has been made by a taxing authority in a jurisdiction where an Existing Entity does not file an income or franchise Tax Return that such Existing Entity is or may be subject to taxation by, or required to file an income or franchise Tax Return in, that jurisdiction.
          (e) (i) There are no deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including any Existing Entity, or such deficiencies or assessments have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has such Existing Entity received any notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority by, or with respect to, such Existing Entity; and (iii) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against or with respect to such Existing Entity for any subsequent taxable period that could be material.
          (f) Neither any Existing Entity nor any other Person on behalf of such Existing Entity has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to such Existing Entity. No material amount will be required to be included as an item of income in, or excluded as an item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date with respect to any Existing Entity as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of applicable state, local or foreign Law) executed on or prior to the Closing Date; (iii) election with respect to income from the discharge of indebtedness under Code Section 108(i); (iv) prepaid amount received on or prior to the Closing Date; (v) sale reported on the installment method that occurred prior to the Closing Date; or (vi) any similar election, action or agreement that would have the effect of deferring any liability for Taxes with respect to any

Existing Entity from any period ending on or before the Closing Date to any period ending after the Closing Date.
          (g) There are no Liens as a result of any unpaid Taxes (other than statutory liens for Taxes not yet delinquent) upon any of the assets of any Existing Entity other than Liens that would not have a Material Adverse Effect..
          (h) No Existing Entity has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.
     Section 4.17. Insurance. Each Existing Entity has in place customary liability, casualty and other insurance coverage with respect to each Property, except to the extent the failure to have in place such insurance coverage would not, individually or in the aggregate, have a Material Adverse Effect. .
     Section 4.18. Environmental Matters. Except for matters which otherwise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Contributing Member’s actual knowledge: (a) the Existing Entities have not failed to comply with any Environmental Laws, and (b) the Existing Entities have not received any written notice from any Governmental Authority (as defined herein) alleging that any Property is not in compliance with applicable Environmental Laws (which non-compliance, if any, has not been or is not being remedied).
     Section 4.19. Employment Matters.
          (a) Employees. Except for Schottenstein Property Group LLC, none of the other Existing Entities have any employees.
          (b) Employee Benefits. Except for a 401(k) plan for employees of Schottenstein Property Group LLC, for which matching contributions are made by Schottenstein Property Group LLC, no Existing Entity has any (a) labor agreement to which it is a party, or by which it is bound, including, without limitation, “employee pension benefit plans” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (b) employment, profit sharing, deferred compensation, bonus, pension, retainer, consulting, retirement, welfare or incentive plan, fund, program or contract to which it is a party, or by which it is bound; (c) written or other formal personnel policies; or (d) plan or agreement under which “fringe benefits” (including, but not limited to, vacation plans or programs, sick leave plans or programs, and related benefits) are afforded to its employees.
          (c) ERISA Plan Assets. No Contributing Member is an “employee benefit plan” subject to Part 4 of Subtitle B of Title I of ERISA, a “plan” to which Section 4975 of the Code applies (including an individual retirement account), or an entity whose underlying assets include plan assets by reason of a plan’s investment in such entity.
     Section 4.20. No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article IV, the Contributing Members shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.
     Section 4.21. Indemnification.
          (a) From and after the Closing Date, the Contributing Members, jointly and severally shall indemnify and hold harmless the Company, the OP and their respective Affiliates (each of which is a “Company Indemnified Party”) from and against any and all Losses arising out of, relating to or in connection with (i) any breach of a representation, warranty or covenant of such Contributing Member contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other document delivered by such Contributing Member pursuant to this Agreement, and (ii) any Existing Entity’s operation of its business or the ownership or operation of its assets on or before the Closing Date; provided, however, that such Contributing Member shall not have any obligation under this clause (ii) of this Section to indemnify any Company Indemnified Party against any Losses arising out of, relating to or in connection with (1) the Company’s or the OP’s breach of a representation, warranty or covenant contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other document delivered by the Company or the OP pursuant to this Agreement (as if each such representation, warranty and covenant were in full force and effect and without regard to any qualification therein as to “material,” “materiality,” “Material Adverse Effect” or words of similar import or effect), (2) the Company’s or the OP’s gross negligence, willful misconduct or fraud, or (3) any Existing Entity’s operation of its business or the ownership and operation of its assets after the Closing Date, solely to the extent no Contributing Member or any Affiliate of a Contributing Member was involved in the operation of such Existing Entity’s business or the ownership or operation of its assets.
          (b) At the time when any Company Indemnified Party learns of any potential claim under this Section 4.21 (a “Company Claim”) against a Contributing Member, it shall promptly give written notice (a “Company Claim Notice”) to such Contributing Member; provided, that failure to do so shall not prevent recovery under this Agreement, except to the extent that such Contributing Member shall have been materially prejudiced by such failure. Each Company Claim Notice shall describe in reasonable detail the facts known to such Company Indemnified Party giving rise to such Company Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, such Company Indemnified Party shall deliver to such Contributing Member, promptly after such Company Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Company Indemnified Party relating to a Third Party Claim (as hereinafter defined). Any Company Indemnified Party may at its option demand indemnity under this Section 4.21 as soon as a Company Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as such Company Indemnified Party shall in good faith determine that such claim is not frivolous and that such Company Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof, with payments under this Section 4.21(b) being required to be made upon receipt by a Contributing Member of proof of the Company Indemnified Party’s obligation to pay such Loss and an undertaking by such Company Indemnified Party to repay any such amount to such Contributing Member if, when, and to the extent it is determined that such Company Indemnified Party was not entitled to such indemnity payments under this Section 4.21.

          (c) Each Contributing Member shall be entitled, at its own expense, to assume and control the defense of any Company Claims based on Third Party Claims, through counsel chosen by such Contributing Member and reasonably acceptable to such Company Indemnified Party (or any Person authorized by such Company Indemnified Party to act on its behalf), if it gives written notice of its intention to do so to such Company Indemnified Party within thirty (30) days after the receipt of the applicable Company Claim Notice; provided, however, that such Company Indemnified Party may at all times participate in such defense at its expense. Without limiting the foregoing, if a Contributing Member exercises the right to undertake any such defense against a Third Party Claim, such Company Indemnified Party shall cooperate with such Contributing Member in such defense and make available to such Contributing Member (unless prohibited by Law), at such Contributing Member’s expense, all witnesses, pertinent records, materials and information in such Company Indemnified Party’s possession or under such Company Indemnified Party’s control relating thereto as is reasonably required by such Contributing Member. No compromise or settlement of such Third Party Claim may be effected by such Company Indemnified Party, on the one hand, or such Contributing Member, on the other hand, without the other’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other Claims that may be made against such other party and (ii) each Company Indemnified Party that is party to such claim is released from all liability with respect to such claim.
          (d) All representations, warranties and covenants of the Contributing Members contained in this Agreement shall survive after the effective time of the transactions contemplated in the applicable Transaction Documents until the first anniversary of the Closing Date (the “Expiration Date”); provided, that the representations, warranties and covenants set forth in Sections 4.01 (Organization; Authority), 4.02 (Due Authorization and Enforceability), 4.3 (Ownership of Interest) and 4.10 (Investment) shall survive indefinitely.
          (e) If written notice of a Company Claim in accordance with the provisions of this Section 4.21 has been given prior to the Expiration Date, then the relevant representation, warranty and covenant shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived. In furtherance of the foregoing, the Company and the OP hereby waive, as of the Closing Date, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other parties hereto arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Section 4.21. The foregoing sentence shall not limit the Company’s or the OP’s right to specific performance or injunctive relief in connection with the breach by a Contributing Member of its covenants in this Agreement.
          (f) To the fullest extent permitted by law, all indemnity payments made hereunder shall be treated as adjustments to the Consideration paid hereunder for federal income Tax purposes.
          (g) On the Closing Date, each Contributing Member shall execute a pledge agreement substantially in the form attached hereto as Exhibit F hereto pursuant to which such Contributing Member’s indemnity obligations contained in this Section 4.21 shall be secured by a pledge of 10% of such Contributing Member’s OP Units (valuing each OP Unit at the IPO Price), and shall deposit 10% of such Contributor’s Cash Payments, if any, into an escrow governed by an escrow agreement substantially in the form attached hereto as Exhibit G, pursuant to which such Contributing Member’s indemnity obligations contained in this Section 4.21 shall be secured by such escrowed funds. Such pledge and escrow will be in full satisfaction of any indemnification obligations of such Contributing Member contained in this Section 4.21, other than any indemnification obligations with respect to a breach of any of the representations, warranties or covenants set forth in the proviso of Section 4.21(d) hereof. Any claim by a Company Indemnified Party shall be made pro rata against the OP Units and Cash Payments (or to the extent any claim is made against one or more but not all Contributing Members, then against the aggregate OP Units and Cash Payments constituting the Total Consideration of such Contributing Members). Each pledge agreement shall provide for the pledge to be released twelve (12) months after the Closing Date, except to the extent of indemnification claims made prior to such date and any escrow of cash shall provide for the escrow to be released twelve (12) months after the Closing Date, except to the extent of indemnification claims made prior to such date.
          (h) If Losses in respect of any Company Claim are attributable to any one or more Contributing Members or the Existing Entities owned by such Contributing Members or the properties owned by the Existing Entities owned by such Contributing Members, as the case may be, then only such Contributing Members shall be responsible for making payments to Company Indemnified Parties entitled to receive such payments in accordance with this Section 4.21. Any Contributing Member that makes payments to Company Indemnified Parties in an amount exceeding its proportionate share of such Losses, shall be reimbursed by the Contributing Members in respect of which such Losses are attributable.
ARTICLE V
COVENANTS AND OTHER AGREEMENTS
     Section 5.01. Covenants of the Contributing Members; Waiver. From the date hereof through the Closing Date, except as otherwise provided for or as contemplated by this Agreement, each Contributing Member shall, to the extent within its control, conduct each Existing Entity’s business in the ordinary course of business consistent with past practice. From the date hereof through the Closing Date, except as otherwise provided for or as contemplated by this Agreement, each Contributing Member shall not, without the prior written consent of the Company and the OP (which consent may be given or withheld by each of them for any reason or for no reason whatsoever in its sole and absolute discretion):
          (a) sell, transfer or otherwise dispose of (or enter into an agreement to sell, transfer or dispose of) all or any portion of such Contributing Member’s Contributing Member Interests or the Properties;
          (b) mortgage, pledge, hypothecate, encumber (or permit to become encumbered) all or any portion of such Contributing Member’s Contributing Member Interests or the Properties;

          (c) amend, modify or terminate any Lease to the extent such amendment, modification or termination would reasonably be expected to have a Material Adverse Effect;
          (d) cause or permit the Existing Entities to violate any applicable Laws to the extent such violation would reasonably be expected to have a Material Adverse Effect;
          (e) make any distribution to its beneficiaries or equity interest holders, except as contemplated in Section 1.05;
          (f) authorize or consent to, or cause any Existing Entity to take, any of the actions prohibited by this Agreement;
          (g) amend the organizational documents of any Existing Entity;
          (h) take or allow any action (or fail to take any action) that would result in any of the Existing Entities being treated as an association or publicly-traded partnership taxable as a corporation for federal income tax purposes;
          (i) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to any Existing Entity, as applicable;
          (j) exercise rights, if any, under applicable organizational documents, to initiate any buy-sell procedures or to commence any process to market and sell the property held (directly or indirectly) by any Existing Entity; or
          (k) cause or take any action that would render any of the representations and warranties of the Contributing Members in this Agreement untrue in any material respect.
As of the Closing, each Contributing Member waives and relinquishes all rights and benefits otherwise afforded to such Contributing Member (i) under the applicable Existing Entity’s organizational documents in connection with the IPO, including without limitation any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, put, option or similar parallel exit or dissenter rights, and any right to consent to or approve the sale or contribution by any partner or member, as applicable of its Contributing Member Interests to the OP, and any and all notice provisions relating thereto; and (ii) to raise claims against any Existing Entity or any of its respective present or former officers, directors, managing members or general partners in their capacity as an officer, director, managing member or general partner of such Existing Entity, for (A) breach of fiduciary duties or similar obligations (including duties of disclosure) to any present or former shareholders, members or partners of any Existing Entity, (B) fraud, or self-dealing or any other similar cause of action related to the Existing Entity or the real property owned directly or indirectly by any Existing Entity. Each Contributing Member acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in anticipation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the organizational documents of the applicable Existing Entity, or by other agreements among one or more holders of Contributing Member Interests. With respect to each applicable Existing Entity and each property in which the Contributing Member Interests represent a direct or indirect interest, each Contributing Member expressly gives all consents and waivers they are entitled to give that are necessary or desirable to facilitate the Consolidation

Transactions (including any consents necessary to authorize the proper parties in interest to give consents in connection therewith). In addition, if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to the organizational documents of the applicable Existing Entity to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like. If the transactions contemplated by this Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the organizational documents of any Existing Entity, which shall, in such case, remain in full force and effect without modification.
     Section 5.02. Commercially Reasonable Efforts by the Company, the OP and the Contributing Members. Each of the Company, the OP and each Contributing Member shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.
     Section 5.03. Tax Matters.
          (a) In accordance with Section 704(c) of the Code and to the extent permitted pursuant to the Treasury Regulations thereunder, the OP shall adopt and use only the so-called “traditional method” described in Treasury Regulations Section 1.704-3(b) with respect to the Contributing Member Interests, and therefore shall not make any curative or remedial allocations.
          (b) From the date hereof and subsequent to the Closing Date, each Contributing Member agrees to provide the Company and the OP with such Tax information relating to the Existing Entities that is in Contributing Member’s possession or control and that is reasonably requested by the Company or the OP and not otherwise in the Company’s or the OP’s possession or control and to cooperate with the Company and the OP with respect to the filing of their Tax Returns.
          (c) The OP shall use its best efforts to allocate sufficient non-recourse liabilities (within the meaning of Treasury Regulations Section 1.752-3) to the Contributing Members so as to avoid recognition of income pursuant to Section 731(a) of the Code in connection with the Consolidation Transactions, and shall, to the extent necessary to avoid such recognition of income, permit the Contributing Members to enter into one or more “bottom dollar” or similar guarantees of nonrecourse liabilities or indemnification agreements or deficit restoration obligations with respect to recourse liabilities of the OP.
          (d) The parties hereto intend and agree, that for federal income tax purposes, the Consolidation Transactions in which the Consideration is OP Units shall be treated as a transfer of the equity interests in the Existing Entities to the OP in exchange for OP Units under Section 721 of the Code including, where applicable, pursuant to the “assets over” form of transaction set forth in Treasury Regulation Section 1.708-1(c)(3)(i). Consistent with the foregoing, to the extent any Contributing Member transfers all or any portion of a Contributing Member Interest in an Existing Entity to the OP in exchange for cash, or to the extent any portion of a Contributing Member’s transfer of a Contributing Member Interest would otherwise be treated as a “disguised sale” pursuant to Section 707 of the Code or the Treasury Regulations promulgated thereunder (such Contributing Member referred to as a “Selling Party,” and the portion of the Contributing Member Interests sold by such Contributing Member referred to as a “Sold Interest”), such transfer shall be treated as a sale by the Selling Party and a purchase of the Sold Interest by the OP directly from the Selling Party in accordance with the provisions of Treasury Regulation Section 1.708-1(c)(4) and all applicable documents and agreements entered into in connection with the Consolidation Transactions shall comply with the requirements set forth in Treasury Regulation Sections 1.708-1(c)(3)(i) and 1.708-1(c)(4). To the extent that a Contributing Member constitutes a Selling Party, such Contributing Member expressly agrees and consents to treat the transfer of the Sold Interests as a sale of an interest in the Existing Entity for all federal income tax purposes. The OP and Contributing Member agree that the transaction shall be treated for federal income Tax purposes as if the Selling Party first sold the Sold Interest in the Existing Entity to the OP, the Existing Entity then transferred its assets and liabilities (except to the extent attributable to the Sold Interests) to the OP in exchange for OP Units, and then the Existing Entity liquidated, distributing the OP Units to its partners or members (other than the Selling Parties with respect to the Sold Interests) and distributing the balance of its assets and liabilities to the OP in redemption of the Sold Interests acquired by the OP. Any cash paid to a Contributing Member pursuant to this Agreement, shall be paid only after the receipt of a consent from such Contributing Member that, for federal income tax purposes, such payment of cash shall be treated as a sale of the Sold Interests by the Contributing Member that is a Selling Party and a purchase of such Sold Interests by the OP for the cash so paid.
ARTICLE VI
GENERAL PROVISIONS
     Section 6.01. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) one (1) Business Day after being sent by a nationally recognized overnight courier or (c) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a) or (b) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):
if to the Company or the OP to:
4300 East Fifth Avenue
Columbus, OH 43219
Tel: (614) 449-4251
Fax: (614) 449- 4360
Attention: Mr. Ben Kraner

with a copy to:

Tod Friedman, Esq.
Senior Vice President and General Counsel
c/o the Company
4300 East Fifth Avenue
Columbus, OH 43219
Tel: (614) 449-4329
and
Greenberg, Traurig, LLP
77 West Wacker Drive
Suite 3100
Chicago Illinois 60601-1732
Attention: Corey Light, Esq.
Facsimile: (312) 456-8435
if to a Contributing Member:
To the address indicated for such Contributing Member on the signature page to this Agreement.
     Section 6.02. Definitions. For purposes of this Agreement, the following terms shall have the following meanings.
          (a) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
          (b) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Maryland.
          (c) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.
          (d) “Common Stock” means common stock of the Company.
          (e) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          (f) “IPO Price” means the public offering price per share of the Common Stock in the IPO.
          (g) “Laws” means applicable laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.
          (h) “Liens” with respect to the Contributing Member Interests, means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.
          (i) “Material Adverse Effect” means a material adverse effect on (1) the Company, the OP, the Company Subsidiaries, the Existing Entities and the Properties (after giving effect to the Consolidation Transactions), taken as a whole or (2) the ability of the Contributing Members to execute and deliver this Agreement and perform its obligations hereunder and consummate the Consolidation Transactions.
          (j) “Original Agreement” has the meaning set forth in the Recitals of this Agreement.
          (k) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
          (l) “Prospectus” means the Company’s final prospectus as filed with the SEC.
          (m) “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii) (A) 10% or more of the voting power of the voting capital stock or other equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.
          (n) “Taxes” shall mean any (i) federal, state or local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, assessment or governmental charge of any kind whatever imposed by any taxing authority, including any interest, penalty or addition thereto, whether disputed or not, and (ii) liability for the payment of any amount of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
          (o) “Tax Return” shall mean any return, declaration, report, estimate, information return and statement (including any attachment or schedule thereto) required to be filed in respect of any Taxes.

          (p) “Title Reports” means the title insurance policies issued in the name of the Existing Entities with respect to the Properties.
          (q) “Total Consideration” means the total value of the Offered OP Units and, if applicable, any Cash Payments.
     Section 6.03. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.
     Section 6.04. Entire Agreement; Third Party Beneficiaries. This Agreement, including, without limitation, the recitals, exhibits and schedules hereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.
     Section 6.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     Section 6.06. Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Company or the OP may assign its rights and obligations hereunder to an Affiliate of either of them.
     Section 6.07. Jurisdiction. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in New York, New York with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.
     Section 6.08. No Arbitration(a) . No dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof shall be submitted to arbitration or similar dispute resolution method.
     Section 6.09. Final Agreements. EACH OF THE CONTRIBUTING MEMBERS AGREES AND CONFIRMS THAT THE TERMS OF THE OP UNITS ARE NOT FINAL AND MAY BE MODIFIED DEPENDING ON THE PREVAILING MARKET CONDITIONS AT THE TIME OF THE IPO. BY EXECUTING THIS AGREEMENT SUCH CONTRIBUTING MEMBER HEREBY AUTHORIZES THE OP AND THE COMPANY TO, AND UNDERSTANDS AND AGREES THAT THE OP AND THE COMPANY MAY, MAKE CHANGES (INCLUDING CHANGES THAT MAY BE

DEEMED MATERIAL) TO THE CHARTER, THE COMPANY’S BYLAWS, THE REGISTRATION RIGHTS AGREEMENT, THE TAX PROTECTION AGREEMENT, THE LOCK-UP AGREEMENT, THE OP AGREEMENT, AND SUCH CONTRIBUTING MEMBER AGREES TO RECEIVE THE OFFERED OP UNITS OR CASH, AS THE CASE MAY BE, WITH SUCH FINAL TERMS AND CONDITIONS AS THE COMPANY AND THE OP DETERMINE.
     Section 6.10. Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then the remainder of this Agreement and the applicable of such provision to other persons, entities or circumstances will be interpreted so as reasonably to affect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision in this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the parties to effect such replacement.
     Section 6.11. Rules of Construction.
          (a) The parties hereto agree that they have had the opportunity to be represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
          (b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
     Section 6.12. Equitable Remedies. The parties agree that irreparable damage would occur to the Company and the OP if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by a Contributing Member. It is accordingly agreed that the Company and the OP shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Contributing Member and to enforce specifically the terms and provisions hereof in any federal or state court located in New York, New York, this being in addition to any other remedy to which the Company and the OP is entitled under this Agreement or otherwise at law or in equity.
     Section 6.13. Further Assurances. Each Contributing Member shall act in good faith in all respects including, without limitation, using its best efforts to consummate the transaction contemplated by this Agreement. Each Contributing Member shall not withdraw or seek to withdraw from, terminate or in any way interfere with the transactions contemplated by this Agreement. Each Contributing Member shall, from time to time, execute and deliver to the Company all such other and further instruments and documents and take or cause to be taken all such other and further action as the Company or the OP may reasonably request in order to effect the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company or the OP may request from a Contributing Member such additional information as it may deem necessary to evaluate the eligibility of such Contributing Member to acquire Offered OP Units, and may request from time to time such information as it may deem necessary to determine the eligibility of such Contributing Member to hold Offered OP Units or to enable the OP or the Company to determine such Contributing Member’s compliance with applicable regulatory requirements or Tax status, and such Contributing Member shall provide such information as may reasonably be requested as soon as is reasonably practicable thereafter.
     Section 6.14. Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.
     Section 6.15. Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     Section 6.16. No Personal Liability Conferred. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or stockholder of the OP or the Company.
     Section 6.17. Amendments. This Agreement may be amended by appropriate instrument, without the consent of any Contributing Member, at any time prior to the Closing Date; provided, that no such amendment, modification or supplement shall be made that alters in any adverse respect Section 4.21 (Indemnification).
     Section 6.18. Amendment and Restatement of Original Agreement. This Agreement amends and restates the Original Agreement in its entirety and supersedes the Original Agreement in all respects.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

CONTRIBUTING MEMBER				Address:

By:				c/o Schottenstein Realty Trust, Inc.

	Name:			4300 East Fifth Avenue
	Title:			Columbus, OH 43219

Signature (on behalf of himself, herself or
itself individually and the entities listed on
Exhibit A)

SCHOTTENSTEIN REALTY TRUST, INC.

By:

	Name:	Benton E. Kraner
	Title:	President

SCHOTTENSTEIN REALTY LP

By:	Schottenstein Realty Trust, Inc., its general
partner

By:

		Name:	Benton E. Kraner
		Title:	President

Exhibit A
CONTRIBUTING MEMBER INTERESTS IN EXISTING ENTITIES
[To be provided]

Exhibit B
Form of Registration Rights Agreement

Exhibit C
Form of Tax Protection Agreement

Exhibit D
Form of Assignment and Assumption Agreements
ASSIGNMENT OF [MEMBERSHIP AND/OR LIMITED PARTNER] INTERESTS
([Grantor])
     This Assignment of [Membership and/or Limited Partner] Interests (“Assignment”) is made effective as of the _____ day of ____________, 2011, by [___________________], a(n) ______________ (“Assignor”) in favor of SCHOTTENSTEIN REALTY, L.P., a Delaware limited partnership (“Assignee”).
WITNESSETH:
     WHEREAS, Assignor is the holder of outstanding [membership interests and/or limited partner interests] in certain entities identified on Schedule A attached hereto and made a part hereof (collectively, the “Transferred Interests”); and
     WHEREAS, Assignor desires to assign, convey and transfer the Transferred Interests to Assignee and Assignee desires to accept such assignment, conveyance and transfer of the Transferred Interests.
     NOW THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties intending to be legally bound hereby do agree as follows:
     1. The recitals set forth in the preamble of this Assignment, above, are true and correct and incorporated herein by this reference.
     2. Assignor hereby assigns, conveys and transfers unto Assignee the Transferred Interest. Assignee hereby accepts such assignment, conveyance and transfer of the Transferred Interest.
     3. [Include only if unaffiliated third party Assignor: Assignor represents and warrants (i) that Assignor has full right and authority to transfer the Transferred Interests and (ii) that the Transferred Interests are free and clear of all liens, claims and encumbrances. This Assignment shall be binding on Assignor and Assignee and their respective successors and assigns.]
     4. As consideration for the Transferred Interests, Assignor shall receive [cash in the amount set forth on Schedule A/units of limited partnership interests in Assignee as set forth on Schedule A].
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date first written above.

ASSIGNOR:

, a(n)

By:

Name:

Its:

STATE OF	)

	)	SS.
COUNTY OF	)
     On ____________, 2011, before me, ______________________, a notary public in and for said County and State, personally appeared _____________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
     WITNESS my hand and official seal.
Signature:                                          SPACE FOR NOTARY SEAL OR STAMP

ASSIGNEE:

SCHOTTENSTEIN REALTY, L.P.,
a Delaware limited partnership

By:

Name:

Its:

STATE OF	)

	)	SS.
COUNTY OF	)
     On ____________, 2011, before me, ______________________, a notary public in and for said County and State, personally appeared _____________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
     WITNESS my hand and official seal.
Signature:                                                              SPACE FOR NOTARY SEAL OR STAMP

SCHEDULE A

TRANSFERRED INTEREST
PROPERTY		[LIMITED LIABILITY COMPANY AND/OR	%	CONSIDERATION
#	NAME	LIMITED PARTNERSHIP]	INTEREST	[CASH/UNITS]

Exhibit E
Subsidiaries Taxable as a Corporation for Purposes of Section 3.09
With respect to which the Company intends to make a “taxable REIT subsidiary” Effective as of the Closing.

Exhibit F
Form of Pledge Agreement
(for purpose of Section 4.21(g))

Exhibit G
Form of Escrow Agreement
(for purposes of Section 4.2(g))